EXHIBIT 99

Investor Contact:
Robert G. Burrows
Vice President, Investor Relations
240-631-3280
BurrowsR@ebsi.com

Media Contact:
Tracey Schmitt Lintott
Senior Vice President, Global Public Affairs
240-631-3281
SchmittT@ebsi.com

DR. KATHRYN C. ZOON APPOINTED TO EMERGENT BIOSOLUTIONS BOARD OF DIRECTORS

GAITHERSBURG, Md.—November 8, 2016—Emergent BioSolutions Inc. (NYSE:EBS) today announced the appointment of Kathryn C. Zoon, Ph.D. to the company's Board of Directors. Dr. Zoon is currently a Scientist Emeritus with the National Institute of Allergy and Infectious Diseases (NIAID) at the National Institutes of Health (NIH). Dr. Zoon's affiliation with NIH spans four decades, beginning with her early research alongside Nobel Laureate Christian B. Anfinsen. During her distinguished career, Dr. Zoon has held various leadership positions at NIH including Chief of the Cytokine Biology Section (NIAID), Director of the Division of Intramural Research (DIR/NIAID), Deputy Director for Planning and Development at the DIR/NIAID, and Principal Deputy Director of the Center for Cancer Research at the National Cancer Institute. Dr. Zoon also spent 23 years at the U.S. Food and Drug Administration (FDA), where she served as Director of the Center for Biologics Evaluation and Research (CBER) for 10 years and Director of the Division of Cytokine Biology in CBER previously.

"We are excited to welcome Dr. Zoon as a member of the Emergent BioSolutions Board of Directors," said Fuad El-Hibri, executive chairman of the board of Emergent BioSolutions. "As Emergent renews its focus on meeting the medical countermeasure and preparedness needs of the U.S. government, Dr. Zoon's expertise in regulatory matters and product development will add greater depth and breadth to our diverse board and will be instrumental in helping ensure continued growth for the company."

"I am pleased with this appointment to serve on the board of Emergent BioSolutions, whose corporate mission – to protect and enhance life – aligns with my life's work and passion for bringing to market medical discoveries that improve the quality of human life," said Dr. Zoon. "I look forward to contributing to Emergent's success and hope to leverage my experience to assist the management team and the company in achieving their goals."

Dr. Zoon has been a member of the NIH Board of Scientific Directors since 1992, a member of the National Academy of Medicine since 2002, and has served on the World Health Organization's Expert Committee on Biological Standards for almost two decades. She has authored more than 130 scientific papers and has received numerous awards, including the 2001 HHS Secretary's Award for Distinguished Service for outstanding leadership in positioning FDA as an important contributor to the nation's capability to respond to bioterrorism and a 2003 HHS award for counter-bioterrorism, to name a few. Dr. Zoon received her B.S. degree, cum laude, in Chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. from the Johns Hopkins University.

About Emergent BioSolutions
Emergent BioSolutions is a global specialty biopharmaceutical company dedicated to one simple mission—to protect and enhance life. We develop, manufacture, and deliver a portfolio of medical countermeasures for biological and chemical threats as well as emerging infectious diseases. Through our work, we envision protecting and enhancing 50 million lives with our products by 2025. Additional information about the company may be found at www.emergentbiosolutions.com. Follow us @emergentbiosolu.

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